NORDSON CORPORATION NAMES NEW CORPORATE VICE PRESIDENT

WESTLAKE, Ohio – August 24, 2006 – Nordson Corporation (Nasdaq: NDSN) today announced that the board of directors has elected Gregory Merk as a corporate vice president with responsibility for the company’s Pacific South Division (PSD), effective November 1, 2006. In this position, Merk will oversee Nordson’s subsidiary operations and distributor activities in Latin America and the Asia Pacific region. He will report to Edward P. Campbell, chairman and chief executive officer.

Since 2000, Merk has served as general manager of Nordson do Brasil/Latin America South. Before being named general manager, he was a regional manager in the Adhesives systems business in Latin America. Merk began his career at Nordson in 1994 as a product specialist with the company’s Japanese subsidiary, Nordson K.K. He holds a bachelor’s degree in finance from the State University of New York.

“Greg’s broad experience in Latin America and Asia will be a great benefit to Nordson Corporation’s efforts in these growing markets,” said Campbell.

Merk will succeed Donald J. McLane, senior corporate vice president, who will retire December 9, 2006.

“I extend my sincere gratitude to Don for his many years of service and thank him for the contributions he made during his 30-year career with Nordson,” Campbell said.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has more than 3,600 employees worldwide, and direct operations and sales support offices in 30 countries.

A photo of Greg Merk is available for download at http://www.nordson.com.

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Contact: Phone: E-mail:	Derrick Johnson, Director, Corporate Communications (440) 414-5639 djohnson@nordson.com